UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2014

HERON LAKE BIOENERGY, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	000-51825	41-2002393
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

91246 390th Avenue, Heron Lake, MN	56137-1375
(Address of principal executive offices)	(Zip Code)

(507) 793-0077
(Issuer's telephone number)

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINATIVE AGREEMENT

Extension of Natural Gas Transportation Agreement

On July 1, 2014, Heron Lake BioEnergy, LLC (the “Company”) entered into an amendment of its natural gas transportation agreement dated May 13, 2011 with Agrinatural Gas, LLC ("Agrinatural") in which the Company agreed on an early exercise of one of the two automatic five-year term renewals thereby extending the term of the transportation agreement to October 31, 2021.

Agrinatural Gas, LLC is a pipeline company formed to construct, own, and operate a natural gas pipeline that provides natural gas to the Company’s ethanol plant through a connection with the natural gas pipeline facilities of Northern Border Pipeline Company in Cottonwood County, Minnesota. The Company owns 73% of Agrinatural through the Company’s wholly-owned subsidiary HLBE Pipeline Company, LLC. The remaining 27% is owned by Rural Energy Solutions, LLC.

ITEM 3.02 - UNREGISTERED SALES OF EQUITY SECURITIES

As previously disclosed on the Form 8-K dated May 2, 2014, on such date, Heron Lake BioEnergy, LLC (the "Company") issued notice that it had called for redemption all of its outstanding 7.25% Subordinated Secured Notes due 2018 (the "Notes"), $4.143 million aggregate principal amount, pursuant to the "optional redemption" right in the indenture governing the Notes.

The notice of redemption provided that any Notes outstanding on July 1, 2014 would be redeemed in cash for 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. The Company's obligation to pay the redemption price on the redemption date was subject to the right of holders of the Notes to elect to convert all (but not less than all) of the principal amount of such holder’s Notes into the Company’s membership units at the rate of $0.30 of principal amount per unit.

As of the close of business on June 20, 2014, the last day to elect conversion, note holders holding an aggregate principal amount of $3.936 million of Notes elected to convert their Notes into units of the Company.

On July 1, 2014, the Company issued 13,120,000 Class A units of the Company to the holders of the Notes electing conversion and redeemed the remaining $207,000 of the Notes at par value. In addition, on the same day, the Company paid accrued and unpaid interest through July 1, 2014 to all note holders, including those electing conversion, per the terms of the Notes and the Indenture.

Following the issuance of the Class A units described above, the Company has a total of 62,941,107 Class A units and 15,000,000 Class B units issued and outstanding, for an aggregate total of 77,941,107 units issued and outstanding as of July 1, 2014.

The Class A Units issued in this transaction have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Act. The Class A units were issued solely to former holders of the Notes upon conversion pursuant to the exemption from registration provided under Section 3(a)(9) of the Act. This exemption is available to the Company because the units were exchanged by the Company with its existing security holders in accordance with the terms of the indenture governing the Notes with no commission or other remunerations being paid or given for soliciting such an exchange. Based on representations from each note holder, including a representation that each such recipient is an accredited investor, the Company believes that the issuance of the Class A units is also exempt from registration under Section 4(2) of the Act, as a transaction by an issuer not involving a public offering.

ITEM 7.01 - REGULATION FD DISCLOSURE

The Company intends to undertake a refinancing of its existing senior secured term and revolving term debt facilities with a new $28.0 million senior secured financing. The proposed refinancing would extend the maturity profile of the Company’s long-term debt, increase total availability under the Company’s secured facilities, improve pricing and provide additional covenant flexibility. In addition, the Company anticipates that the new senior secured financing would allow the Company to refinance the debt obligations of Agrinatural and provide additional working capital to Agrinatural.

The refinancing is expected to be subject to market and other customary conditions, however, there can be no assurance as to the final terms on which any such refinancing would be achieved.  Moreover, there can be no assurance that the refinancing will be completed or as to the timing of completion.

The information contained in this Item 7.01 is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any document whether or not filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This current report on Form 8-K contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this current report on Form 8-K, the words "intends," "seek" and "will" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERON LAKE BIOENERGY, LLC

Date: July 7, 2014	/s/ Stacie Schuler
Stacie Schuler, Chief Financial Officer